Exhibit 11

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                                ARROW ELECTRONICS, INC.
                   STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                         (In thousands except per share data)


                                    Nine Months Ended            Three Months Ended
                                      September 30,                September 30,
                                      1994        1993            1994        1993

Primary

Average shares of common stock
  outstanding                       35,194      33,501           35,257      34,081
Net effect of dilutive stock
  options-based on the treasury
  method                               523         715              477         725
    Total                           35,717      34,216           35,734      34,806

Net income                         $71,998     $64,207          $16,507     $23,516
Less preferred stock dividends           -         880                -         238
    Total                          $71,998     $63,327          $16,507     $23,278

Per share amount                   $  2.02     $  1.85          $   .46     $   .67

Fully Diluted

Average shares of common stock
  outstanding                       35,194      33,501           35,257      34,081
Net effect of dilutive stock
  options-based on the treasury
  method                               523         783              477         745

Assumed conversion of 5-3/4%
  convertible subordinated
  debentures                         3,773       3,774            3,773       3,774
Assumed conversion of preferred
  stock                                  -         924                -         756

    Total                           39,490      38,982           39,507      39,356

Net income                         $71,998     $64,207          $16,507     $23,516
Add interest on 5-3/4% convertible
  subordinated debentures, net of
  income tax effect                  3,235       3,302            1,078       1,101

  Total                            $75,233     $67,509          $17,585     $24,617

Per share amount                   $  1.91     $  1.73          $   .45     $   .63

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